Exhibit (h)(1)

STEWARD FUNDS, INC.

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT dated January 12, 2012, by and between CFS CONSULTING SERVICES, LLC,  ("Administrator"), a Texas Limited Liability Company having its principal place of business in Houston, Texas and STEWARD FUNDS, INC. ("Company") on behalf of its series listed on Attachment A hereto (each, a "Fund"), a Maryland corporation having its principal place of business in Houston, Texas.

W I T N E S S E T H

WHEREAS, the Company is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Act"); and

WHEREAS, the Administrator is engaged in the business of rendering administrative and supervisory services to investment companies; and

WHEREAS, the Company desires to retain the Administrator to render supervisory and administrative services to the Company in connection with the Funds, in the manner and on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1.
Employment of the Administrator. The Company hereby employs the Administrator to perform the duties set forth in Paragraph 2 hereof for the period and on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees during such period to render the services herein set forth for the compensation herein provided. The Administrator shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Company or the Funds in any way or otherwise be deemed an agent of the Company or the Funds.

2.
Duties of the Administrator. The Administrator, subject to the direction of the Board of Directors and officers of the Company, undertakes to provide the following services and to assume the following obligations:

(a)
Administrative Services. The Administrator shall conduct and manage the day-to-day operations of the Funds, including (i) the coordination of all matters relating to the functions of the investment adviser, custodian, transfer agent, other shareholder service agents, accountants, attorneys and other parties performing services or operational functions for the Funds, (ii) providing the Funds, at the Administrator's expense, with services of persons competent to perform such administrative and clerical functions as are necessary in order to provide effective administration of the Funds, including duties in connection with shareholder relations, reports,  redemption requests and account adjustments and the maintenance of certain books and records of the Funds, (iii) the preparation of registration statements, prospectuses, reports, proxy solicitation materials and  amendments thereto and the furnishing of legal services to the Funds except for services provided by outside counsel to be selected by the Board of Directors, and (iv) providing the Funds, at the Administrator's expense, with adequate office space and related  services  necessary for its operations as contemplated in this Agreement.

(b)
Other Obligations and Services. The Administrator shall make its officers and employees available to the Board of Directors and officers of the Company for consultation and discussions regarding the administrative management of the Funds.

3.	Expenses of the Funds.

(a)
The Administrator. The Administrator assumes and shall pay for maintaining the staff and personnel and shall at its own expense provide the equipment (other than equipment used in connection with the Funds' custodial system), office space and facilities necessary to perform its obligations under this Agreement, and shall pay all compensation of officers of the Company and the fees of all directors of the Company who are affiliated persons of the Administrator.

(b)
The Company and the Funds. The Company and the Funds assume and shall pay or shall arrange for others to pay all other expenses of the Company and the Funds, including (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of portfolio investments; (iii) the compensation and all expenses (specifically including travel expenses relating to the Fund’s business) of officers, directors and employees of the Company or the Fund who are not interested persons of the Administrator; and travel expenses (or an appropriate portion thereof) of officers or directors of the Company or the Fund who are officers, directors or employees of the Administrator to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Company with respect to matters concerning the Fund, or any committees thereof or advisers thereto; (iv) fees and expenses of outside counsel to and of independent accountants of the Company and/or the Funds selected by the Board of Directors; (v) custodian, registrar and transfer agent fees and expenses; (vi) expenses related to the repurchase or redemption of the Funds' shares  including expenses related to a program of periodic repurchases or redemptions; (vii) expenses related to the issuance of the Funds' shares against payment therefore by or on behalf of the subscribers thereto; (viii) fees and related expenses of registering and  qualifying the Company, the Funds and their shares for distribution under state and federal securities laws; (ix) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the Company and the Funds; (x) all other expenses incidental to holding meetings of  the shareholders of the Company and the Funds including proxy solicitations therefor; (xi) expenses for servicing shareholder accounts; (xii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiii) dues for membership of the Company and the Funds in trade associations approved by the Board of Directors; and (xiv) such non-recurring expenses as may arise, including those associated with actions, suits or proceedings arising out of the activities of the Company or the Funds to which the Company or the Funds are a party and the legal obligation which the Company or the Funds may have to indemnify the officers and directors with respect thereto. To the extent that any of the foregoing expenses are allocated among the Company, the Funds and any other party, such allocations shall be made pursuant to methods approved by the Board of Directors.

4.
Compensation. As compensation for the services rendered, the facilities furnished and the expenses assumed by the Administrator, each Fund shall pay to the Administrator at the end of each calendar month an administration fee computed daily based on the aggregate of the average daily net assets of each Fund (“Total Aggregate Assets”), at the annual rate of 0.075% of the first $500 million of Total Aggregate Assets and 0.03% on Total Aggregate Assets in excess of $500 million, each Fund to pay the portion of such fee that is proportional to the ratio of its average daily nets assets to such Total Aggregate Assets.  The “average daily net assets” of each Fund shall mean the average of the values placed on the net assets of such Fund as of 4:00 p.m. (New York time) on each day on which the net asset value of such Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if such Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of each Fund shall always be determined pursuant to the applicable provisions of its Articles of Incorporation, as amended from time to time, and its Registration Statement filed with the Securities and Exchange Commission, as amended from time to time. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this Section 4, the value of the net assets of such Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund’s portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of a Fund has been so suspended for a period including any month end when the Administrator’s compensation is payable at the end of such month, then such value shall be computed on the basis of the value of net assets of such Fund as last determined (whether during or prior to such month). If a Fund determines the value of its net assets more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4.

5.	Activities of the Administrator. The services of the Administrator to the Funds hereunder are not to be deemed exclusive and the Administrator shall be free to render similar services to others.

6.
Liabilities of the Administrator. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be liable to the Company, the Funds, or to any shareholder of a Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

7.	Renewal. The term of this Agreement shall commence on the date hereof and shall continue in effect until terminated in accordance with Paragraph 8 hereof.

8.
Termination.  After April 1, 2009, this Agreement may be terminated with respect to one or more Funds without the payment of any penalty (i) by the Company on 60 days' notice to the Administrator and (ii) by the Administrator on 90 days' written notice to the Company.

9.
Amendments. This Agreement may be amended by written agreement between the parties at any time provided such amendment is authorized or approved by the Board of Directors of the Company, and in accordance with any applicable regulatory requirements.

10.
Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to the Administrator:

Capstone Asset Management Company
3700 West Sam Houston Parkway South, Suite 250
Houston, Texas 77042
If to the Company:

Steward Funds, Inc.
3700 West Sam Houston Parkway South, Suite 250
Houston, Texas 77042

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10.

11.
Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

12.
Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof.

13.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

14.
Governing Law. This Agreement shall be subject to the laws of the State of Texas, and shall be interpreted and construed to further and promote the operation of the Company, including each Fund, as a diversified open-end management company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

STEWARD FUNDS, INC.

By /s/ Edward L. Jaroski
Name: Edward L. Jaroski
Title:   President

CAPSTONE ASSET MANAGEMENT COMPANY
By /s/ Edward L. Jaroski
Name: Edward L. Jaroski
Title:   President

ATTACHMENT A

SERIES OF STEWARD FUNDS, INC.

Steward Large Cap Enhanced Index Fund
Steward Global Equity Income Fund
Steward International Enhanced Index Fund
Steward Select Bond Fund

Supplement to
Administration Agreement
Between
CFS Consulting Services, LLC
And
Steward Funds, Inc.
Dated January 12, 2012
(“Agreement”)

Until such time as Steward Small-Mid Cap Enhanced Index Fund (“Fund”), a series of Capstone Series Fund, Inc., is reorganized as a series of Steward Funds, Inc., the Agreement shall be applicable to the Fund as its administration agreement.

Effective upon the reorganization of the Fund as a series of Steward Funds, Inc., the Fund shall be added as a series on Appendix A of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of January 12, 2012.

CAPSTONE SERIES FUND, INC.

By /s/ Edward L. Jaroski
      Edward L. Jaroski, President

CAPSTONE ASSET MANAGEMENT COMPANY

By /s/ Edward L. Jaroski
      Edward L. Jaroski, President